Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated January 29, 2024, with respect to the consolidated financial statements of Concentrix Corporation, and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference of our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Cincinnati, Ohio
March 22, 2024